Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2010 New Hire Equity Incentive Plan of Synchronoss Technologies, Inc. of our reports dated March 9, 2010, with respect to the consolidated financial statements and schedule of Synchronoss Technologies, Inc. and the effectiveness of internal control over financial reporting of Synchronoss Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Metropark, New Jersey
August 6, 2010